Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective April 22, 2015 (the “Effective Date”), by and between THE MEN’S WEARHOUSE, INC., a Texas corporation (the “Company”), and DOUGLAS S. EWERT (“Executive”), amending and restating the Employment Agreement dated April 12, 2011 (the “Original Agreement”).

WHEREAS, the Company desires to be assured that the unique and expert services of Executive will be available to the Company and its subsidiaries, and that Executive is willing and able to render such services on the terms and conditions hereinafter set forth;

WHEREAS, the Company desires to be assured that the confidential information and good will of each of the Company and its subsidiaries will be preserved for the exclusive benefit of the Company and its affiliates;

WHEREAS, the Company and Executive have previously entered into that certain Change in Control Agreement dated as of May 15, 2009 (as the same may be amended from time to time, the “Change in Control Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the Original Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive hereby agree to amend and restate the Original Agreement to read as follows:

1.             Employment and Duties.  The Company hereby agrees to continue to employ Executive as Chief Executive Officer of the Company, and Executive hereby accepts such employment and agrees to serve the Company in such capacity on the terms and subject to the conditions set forth in this Agreement.

2.             Term.  Executive’s employment under this Agreement shall continue, subject to earlier termination of such employment pursuant to the terms hereof, from the Effective Date until the third anniversary of the Effective Date   (the “Employment Period”).  On the third anniversary of the Effective Date and on each anniversary thereof, the Employment Period shall be automatically extended for an additional twelve-month period; provided, however, that the Company or Executive may elect to terminate the automatic extension of the Employment Period by giving written notice of such election to the other party not less than 90 days prior to the end of the Employment Period (including any twelve-month extension thereof).

3.             Duties.  During the Employment Period, Executive shall serve on a full-time basis and perform services in a managerial capacity in a manner consistent with Executive’s position as Chief Executive Officer of the Company and Executive’s duties and responsibilities shall include those duties customarily attendant to the position of Chief Executive Officer and such other duties and responsibilities as may be assigned to him from time to time by the Company’s board of directors (the “Board”) consistent with his position as Chief Executive Officer. Executive shall devote his entire business time, attention and energies (excepting vacation time, holidays, sick days and periods of disability) and use his best efforts in his employment with the

Company; provided, however, that this Agreement shall not be interpreted as prohibiting Executive from managing his personal affairs, including personal investments and engaging in charitable or civic activities, so long as such activities do not interfere in any material respect with the performance of Executive’s duties and responsibilities hereunder.  During his employment hereunder, Executive may serve on the board of directors of up to one other public company with the prior consent of the Board, which consent shall not be unreasonably withheld; provided, however, that such service does not violate Section 9 of this Agreement or otherwise interfere in any material respect with the performance of Executive’s duties and responsibilities hereunder.

4.             Compensation and Benefits of Employment.

(a)           Base Salary.  As compensation for the services to be rendered by Executive hereunder, the Company shall pay to Executive a base annual salary (“Annual Salary”) of $1,250,000 per year, in equal installments in accordance with the customary payroll practices of the Company.  The parties shall comply with all applicable withholding requirements in connection with all compensation payable to Executive.  The Company’s Board may, in its sole discretion, review and adjust upward Executive’s Annual Salary from time to time, which shall have the effect of automatically amending this Section 4(a) accordingly, but in no event may any downward adjustments in Executive’s Annual Salary be made during the Employment Period .

(b)           Annual Bonus.  In addition to the Annual Salary, Executive shall have an opportunity to earn an annual cash bonus (the “Bonus”) in respect of each fiscal year of the Company in accordance with the terms of the Company’s annual cash bonus program for executive officers then existing for such fiscal year based on the achievement of performance objectives as may be established from time to time by the Board or a committee thereof; provided, however, that, except as otherwise provided herein, the Bonus for any fiscal year shall be payable to Executive only if Executive is employed by the Company on the date on which such Bonus is paid.  In no event will such Bonus be paid later than the last day of the third month following the close of the Company’s fiscal year to which such Bonus relates.  Executive’s target annual bonus opportunity shall be set from time to time by the Board or a committee thereof in a manner consistent with his position, but such bonus opportunity shall not be less than 100% of the Annual Salary for the year with respect to which such bonus is being set (the “Target Bonus”).  The actual Bonus payable may be greater or lesser than the Target Bonus and shall be determined consistent with the criteria set for other senior management executives at the Company by the Board or a committee thereof, based on such factors as it shall determine.

(c)           Benefits.  Executive shall be entitled to participate in and have the benefits under the terms of all life, accident, disability and health insurance plans, pension, profit sharing, incentive compensation and savings plans and all other similar plans and benefits which the Company from time to time makes available to its senior management executives in the same manner and at least at the same participation level as other senior management executives.  During the Employment Period, Executive shall be covered under the indemnification provisions of the Company’s bylaws (which shall provide coverage to the maximum extent permitted by applicable law) and such coverage shall not be reduced or materially modified, and Executive shall be entitled to receive coverage on a non-discriminatory basis under any director and officer insurance policies which the Company may have in place from time to time. All such coverage shall include coverage following the end of the Employment Period with respect to Executive’s actions or inactions during the Employment Period.

(d)           Equity Grant; Equity Plans or Programs.  Annually at the time the Compensation Committee of the Board regularly approves grants of equity awards to executive officers but in any event no later than the last day of May of each year, the Company shall award Executive with grants of  restricted stock, deferred stock units, performance units or stock options, or some combination thereof, under the Company’s 2004 Long Term Incentive Plan or a successor plan approved by the shareholders of the Company, in a manner and amount consistent with awards made to other executive officers of the Company and consistent, in relation thereto, with Executive’s position in the Company.

(e)           Vacation.  Executive shall be entitled to not less than 20 days of paid vacation per fiscal year of the Company, which shall be in accordance with the Company’s vacation policy in effect from time to time for its senior management executives.

5.             Business Expenses.  The Company shall promptly reimburse Executive for all appropriately documented, reasonable business expenses incurred by Executive in accordance with the Company’s policies related thereto and an amount up to $40,000 for documented legal fees and expenses incurred by Executive in connection with his entering into this Agreement.

6.             Termination of Employment Period.  Executive’s employment hereunder may be terminated as follows:

(a)           Death.  The Employment Period shall end automatically on the date of Executive’s death.

(b)           Permanent Disability.  The Company shall be entitled to terminate Executive’s employment hereunder by reason of Executive becoming Permanently Disabled (defined below) by written notice to Executive or his personal representative.  For purposes of this Agreement, Executive shall be deemed “Permanently Disabled” if Executive shall be considered to be permanently and totally disabled in accordance with the Company’s disability plan, if any, for a period of 180 days or more.  If there should be a dispute between the Company and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) calendar days after a request for designation of such party, then a physician or psychiatrist shall be designated by the President of the Stanford University School of Medicine.  The parties agree to be bound by the final decision of such physician or psychiatrist.

(c)           Termination Without Cause.  The Company may terminate Executive’s employment hereunder at any time and for any reason.

(d)           Termination With Cause.  The Company may terminate this Agreement at any time if such termination is for Cause (defined below) by delivering to Executive written notice describing the cause of termination, but with respect to (d)(ii) and (iv) below, only after allowing Executive 30 days to cure the Cause.  “Cause” shall be limited to the occurrence of the following events: (i) Executive’s conviction of or a plea of nolo contendere to the charge of a felony (which, through lapse of time or otherwise, is not subject to appeal); (ii) Executive’s willful and continued refusal without proper legal cause to perform Executive’s duties and responsibilities after a written demand for performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes Executive has refused to perform his duties and responsibilities or Executive’s gross negligence in performing his duties and responsibilities; (iii) Executive’s material breach of fiduciary duty to the Company through the misappropriation of Company funds or property or through fraud; (iv) Executive’s material breach or default of his obligations under Section 9 of this Agreement or any other agreement with the Company containing restrictive covenants or willful failure to follow in any material respect the lawful directions or policies of the Board after a written demand is delivered to Executive by the Board which specifically identifies the manner in which the Board believes Executive has failed to follow in any material respect the lawful directions or policies of the Board; or (v) the unauthorized absence of Executive from work (other than for sick leave or personal disability) for a period of 60 working days or more during a period of 90 working days.  For purposes of this provision, no act or failure to act on the part of Executive shall be considered “willful” unless it is done or omitted to be done by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company.  Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board (or any committee of the Board) or in reliance on the legal advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done by Executive in good faith and in the best interests of the Company.  The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose finding that, in the good faith opinion of the Board, an event constituting Cause has occurred.

(e)           Termination for Good Reason.  Executive may terminate his employment hereunder at any time for Good Reason (defined below) by giving written notice to the Company stating the basis for such termination, effective immediately upon giving such notice; provided, however, that no termination shall be for Good Reason until Executive has provided the Company with written notice of the conduct alleged to have caused Good Reason within ninety (90) days of his knowledge of such conduct and at least thirty (30) days have elapsed after the Company’s receipt of such written notice from Executive, during which the Company has failed to cure any such alleged conduct.  “Good Reason” shall mean any of the following: (i) a material reduction in Executive’s status, title, position or responsibilities; (ii) a reduction in Executive’s Annual Salary below the then current amount; (iii) the failure to receive an annual equity grant in accordance with Section 4(d); (iv) any material breach by the Company of this Agreement; (v) any purported termination of Executive’s employment for Cause which does not comply with the terms of this Agreement; (vi) a mandatory relocation of Executive’s employment with the Company more than fifty (50) miles from the office of the Company where Executive is principally employed and stationed as of the date hereof, except for travel reasonably required in the performance of Executive’s duties and responsibilities or (vii) the Board’s failure to nominate Executive for election to the Board at such times as his membership on the Board comes up for re-election, unless the Board determines in good faith as set forth in a resolution duly adopted by the Board upon a recommendation made to the Board by the Nominating and Corporate Governance Committee of the Board that is based on guidance from Institutional Shareholder Services (or a similar nationally recognized organization) that it is generally considered poor corporate governance practice for the Chief Executive Officer to serve on a Company’s board of directors.

(f)            Voluntary Termination by Executive.  Executive may at any time terminate his employment hereunder upon delivering sixty (60) days written notice to the Company.

(g)           Termination Date.  Except as provided in Section 23, any date on which Executive’s employment terminates hereunder shall be treated as the “Termination Date.”

7.             Payments Upon Termination and Other Actions.

(a)           Termination Due to Executive’s Death.  If Executive’s employment hereunder is terminated because of death, then the Company shall pay to Executive’s estate (or his designated beneficiaries):

(i)            a lump sum payment in cash equal to (A) Executive’s Annual Salary earned through the date of Executive’s death, (B) any accrued vacation pay earned by Executive, (C) any Bonus earned for the fiscal year ending prior to such death which has not yet been paid to the Executive and (D) any unreimbursed business expenses of Executive, in each case, to the extent not theretofore paid, and such payment shall be paid within 30 days after the date of Executive’s death except in the case of the Bonus which shall be paid on the April 15th immediately following the end of the fiscal year bonus period to which such Bonus relates; and

(ii)           a lump sum payment in cash equal to the number of days in the Company’s fiscal year up to and including the date of Executive’s death divided by the total number of days in the Company’s fiscal year multiplied by Executive’s Bonus earned for the Company’s fiscal year ending contemporaneously with or immediately following the date of Executive’s death as reasonably determined by the Board or a committee thereof after the end of the Company’s fiscal year in which such death occurs in accordance with the Board’s determination policies then in effect; such payment shall be paid on the April 15th immediately following the end of the Company’s fiscal year bonus period to which such Bonus relates.

In addition, all options to acquire securities of the Company held by Executive immediately prior to the Termination Date that would have vested if Executive’s employment continued for two years after the Termination Date shall become fully exercisable and shall remain exercisable for the period to end upon the earlier of the stated term of such option or one year following the date of the Executive’s death, notwithstanding the terms of the relevant stock option agreements (provided, that, if such agreements provide for a longer exercise period, such longer period shall apply) and regardless of whether or not the vesting conditions set forth in the relevant stock option agreements have been satisfied in full, and all restrictions on any time-vesting restricted stock or deferred stock units of the Company held by Executive immediately prior to the Termination Date that would have lapsed if Executive’s employment continued for two years after the Termination Date shall be removed, notwithstanding the terms of the relevant restricted stock or deferred stock units agreements and regardless of whether the vesting conditions set forth in the relevant restricted stock or deferred stock units agreements have been satisfied in full.  In addition, on the date on which any performance units (or performance-based deferred stock units) held by Executive immediately prior to the Termination Date would have vested had Executive remained employed in accordance with the respective terms of the relevant performance unit agreement, all restrictions shall be removed on a number of shares of common stock of the Company (“Common Stock”) equal to the number of shares calculated in accordance with the vesting provisions of any such performance unit agreement times the quotient determined by dividing (x) the number of days from the grant date through the Termination Date by (y) the number of days in the applicable performance period, notwithstanding the terms of the relevant performance unit agreement.  Executive’s estate or designated beneficiaries shall also be entitled to any other benefits which may be owing in accordance with the Company’s plans and policies and such amounts shall be paid in accordance with such plans and policies (the “Executive Benefits”).

(b)           Termination Due to Executive’s Permanent Disability.  If Executive’s employment hereunder is terminated because Executive becomes Permanently Disabled, then the Company shall pay to Executive:

(i)            a lump sum payment in cash equal to (A) Executive’s Annual Salary earned through the date of Executive’s termination of Employment (the “Termination Date”), (B) any accrued vacation pay earned by Executive, (C) any Bonus earned for the fiscal year ending prior to the Termination Date which has not yet been paid to the Executive and (D) any unreimbursed business expenses of Executive, in each case, to the extent not theretofore paid (the “Accrued Obligations”), and such payment shall be paid within 30 days after the Termination Date except in the case of the Bonus which shall be paid on the April 15th immediately following the end of the fiscal year bonus period to which such Bonus relates, and such payment shall be paid within 30 days after the Termination Date except in the case of the Bonus which shall be paid on the April 15th immediately following the fiscal year bonus period to which such Bonus relates; and

(ii)           a lump sum payment in cash equal to the number of days in the Company’s fiscal year up to and including the Termination Date divided by the total number of days in the Company’s fiscal year multiplied by Executive’s Bonus earned for the Company’s fiscal year ending contemporaneously with or immediately following the Termination Date as reasonably determined by the Board or a committee thereof after the end of the Company’s fiscal year in which such termination occurs in accordance with the Board’s determination policies then in effect; such payment shall be paid on the April 15th immediately following the end of the Company’s fiscal year bonus period to which such Bonus relates.

In addition, all options to acquire securities of the Company held by Executive immediately prior to the Termination Date that would have vested if Executive’s employment continued for two years after the Termination Date shall become fully exercisable and shall remain exercisable for the period to end upon the earlier of the stated term of such option or one year following the Termination Date, notwithstanding the terms of the relevant stock option agreements (provided, that, if such agreements provide for a longer exercise period, such longer period shall apply)  and regardless of whether or not the vesting conditions set forth in the relevant stock option agreements have been satisfied in full, and all restrictions on any time-vesting restricted stock or deferred stock units of the Company held by Executive immediately prior to Termination Date that would have lapsed if Executive’s employment continued for two years after the Termination Date shall be removed, notwithstanding the terms of the relevant restricted stock or deferred stock units agreements and regardless of whether the conditions set forth in the relevant restricted stock or deferred stock units agreements have been satisfied in full.  In addition, on the date on which any performance units (or performance-based deferred stock units) held by Executive immediately prior to the Termination Date would have vested had Executive remained employed in accordance with the respective terms of the relevant performance unit agreement, all restrictions shall be removed on a number of shares of Common Stock equal to the number of shares calculated in accordance with the vesting provisions of any such performance unit agreement times the quotient determined by dividing (x) the number of days from the grant date through the Termination Date by (y) the number of days in the applicable performance period, notwithstanding the terms of the relevant performance unit agreement.  Executive shall also be entitled to the Executive Benefits.

(c)           Termination By Company Without Cause, by the Company’s Non-Renewal or by Executive For Good Reason.  If Executive’s employment hereunder is terminated by the Company at any time during the Employment Period without Cause pursuant to Section 6(c) hereof, by the Company by its election not to renew this Agreement pursuant to Section 2 hereof or by Executive at any time during the Employment Period for Good Reason pursuant to Section 6(e) hereof, then the Company shall pay to Executive:

(i)            a lump sum payment in cash equal to the Accrued Obligation and such payment shall be paid within 30 days after the Termination Date except in the case of the Bonus which shall be paid on the April 15th immediately following the fiscal year bonus period to which such Bonus relates;

(ii)           his Annual Salary through the two year anniversary of the Termination Date (the “Base Salary Severance”), and such amount will be paid by the Company in equal installments following the Termination Date in accordance with the customary payroll practices of the Company as if Executive was employed at the time, commencing on the first Company payroll date immediately following the 38th day after the Termination Date (the “First Payment Date”),  and any installment of the Base Salary Severance that would have otherwise been paid pursuant to the customary payroll practices of the Company prior to the First Payment Date shall instead be accumulated and paid on the First Payment Date;

(iii)          a lump sum payment in cash equal to the number of days in the Company’s fiscal year up to and including the Termination Date divided by the total number of days in the Company’s fiscal year multiplied by Executive’s Bonus earned for the Company’s fiscal year ending contemporaneously with or immediately following the Termination Date as reasonably determined by the Board or a committee thereof after the end of the Company’s fiscal year in which such termination occurs in accordance with the Board’s determination policies then in effect; such payment shall be paid on the April 15th immediately following the end of the Company’s fiscal year bonus period to which such Bonus relates; and

(iv)          in addition to the payment pursuant to Section 7(c)(ii), installment payments in cash equal to two times the Target Bonus for the year in which the Termination Date occurs (the “Target Bonus Severance”), also to be paid by the Company in equal installments in accordance with the customary payroll practices of the Company contemporaneously with the payments to be made in accordance with Section 7(c)(ii) hereof pursuant to the same payment schedule and procedure as provided for the Base Salary Severance.

In addition, all options to acquire securities of the Company held by Executive immediately prior to the Termination Date that would have vested if Executive’s employment continued for two years after the Termination Date shall continue to vest over such two year period in accordance with the terms of the relevant stock option agreements, notwithstanding the terms of the relevant stock option agreements and regardless of whether or not the vesting conditions set forth in the relevant stock option agreements have been satisfied in full and shall remain exercisable for the period to end upon the earlier of the stated term of such option or the third anniversary of the Termination Date (provided, that, if such agreements provide for a longer exercise period, such longer period shall apply), and all restrictions on any time-vesting restricted stock or deferred stock units of the Company held by Executive immediately prior to Termination Date that would have lapsed if Executive’s employment continued for two years after the Termination Date shall continue to lapse over such two year period in accordance with the terms of the relevant restricted stock or deferred vesting restricted stock unit agreements, notwithstanding the terms of the relevant restricted stock or deferred stock units agreements (including any requirements for continued employment) and regardless of whether the conditions set forth in the relevant restricted stock or deferred stock units agreements have been satisfied in full.  Restrictions on any performance units (or performance-based deferred stock units) shall lapse, if at all, in accordance with the terms of the relevant performance unit agreement and nothing herein shall be deemed to modify the terms of such performance unit agreements.  Executive shall also be entitled to the Executive Benefits.  Further, the Company agrees that, if Executive’s employment with the Company terminates such that he is entitled to receive the payment and benefits set forth in this Section 7(c), Executive is not required to seek other employment or otherwise attempt in any way to mitigate or otherwise reduce any benefits or amounts payable to Executive by the Company pursuant to this Section 7(c) and, subject to the provisions of Section 7(e) hereof, in the event that Executive obtains other employment during the period in which he is receiving benefits under this Section 7(c), the Company shall not be entitled to any rights of offset with respect to the benefits or amounts payable to Executive under this Section 7(c).

(d)           Termination With Cause, or By Executive without Good Reason or by Notice of Non-Renewal.  If Executive’s employment hereunder is terminated by the Company with Cause pursuant to Section 6(d) hereof or by Executive without Good Reason pursuant to Section 6(f) hereof or non-renewal of this Agreement by Executive pursuant to Section 2 hereof, then except for a lump sum payment in cash equal to the Accrued Obligation, which payment shall be paid within 30 days after the Termination Date, and the Executive Benefits, Executive shall not be entitled to receive severance or any other compensation or benefits after the Termination Date.

(e)           Continuation of Medical Benefits.  In the event of a termination of Executive’s employment described in Section 7(a), (b) or (c), the Company shall arrange to provide Executive and his spouse and eligible dependents who were covered under the Company’s group health plan on the Termination Date and who in the case of eligible dependents continue to be eligible dependents, group health plan coverage for a period following the Termination Date (except as provided below) until the Executive reaches age 65, or in the case of a termination described in Section 7(a), until the Executive’s spouse reaches age 65, which coverage is substantially similar to that provided to executive officers of the Company during such period and at a cost to Executive, or to his spouse if the Executive is deceased, as if the Executive had remained an executive officer of the Company during such period.  Executive shall pay the full cost of the premiums for such coverage, as determined and set under the then current practices of the Company, on the first day of each month such coverage is provided and the Company shall reimburse Executive the excess, if any, of the amount Executive pays to the Company above the amount of the applicable premium that Executive would have paid for comparable coverage if he had remained an executive officer of the Company during the period such coverage is provided (the “Reimbursement Amounts”).  Any Reimbursement Amounts to

be paid  by the Company to Executive under this Section 7(e) shall be made on the tenth day of each month Executive pays the amount required by this Section 7(e) to the Company commencing on the first such date immediately following the 38th day after the Termination Date (the “First Reimbursement Date”), and any installment of the Reimbursement Amount that would have otherwise been paid prior to the First Reimbursement Date shall instead be accumulated and paid on the First Reimbursement Date.  Subject to Executive’s group health plan coverage continuation rights under section 4980B of the Code, the benefits  described in this Section 7(e) shall (i) be reduced (on a participant by participant basis) to the extent benefits of the same type are received by Executive, his spouse or any eligible dependent from any other person during such period and (ii) cease if Executive (A) obtains other employment that offers participation in a health insurance plan providing substantially similar benefits during such period or (B) violates Section 9(a) of this Agreement, and provided, further, that Executive shall have the obligation to notify the Company that he or they are receiving such benefits.  The Company agrees that, if Executive’s employment with the Company terminates during the term of this Agreement, Executive is not required to seek other employment or to attempt in any way to reduce any benefits or amounts payable to Executive by the Company pursuant to this Section 7(e).

(f)            Release.  Except as provided below, as a condition to the receipt of any amounts or benefits after termination of employment for whatever reason, Executive, or his personal representative, shall be required to execute a written release agreement in the form attached hereto as Exhibit A containing, among other things, a general release of claims against the Company and its affiliates except for rights and claims hereunder and pursuant to the terms of any Executive benefit plans, equity grants or other similar plans or agreements or pursuant to the Change-in-Control Agreement and, as an additional condition to the receipt of such amounts or benefits, Executive shall refuse to exercise any right to revoke such release agreement during any applicable rescission period.  Executive, or his personal representative, shall deliver the executed release on or before the date that is 30 days (90 days in the event of Executive’s death) after any Termination Date or Executive shall forfeit all rights to the payments set forth in Section 7 other than the payments set forth in Section 7(a)(i) (excluding the bonus amounts referred to in subsection (C) thereof) or the Accrued Obligations (excluding the bonus amounts referred to in subsection (C) of the definition of Accrued Obligations).

(g)           Board and Office Resignations.  Upon termination of Executive’s employment for any reason, unless otherwise requested in writing by the Board, Executive agrees to resign, as of the date of such termination and to the extent applicable, as an officer of the Company and its subsidiaries and as a director on each board of directors or other managing body of the Company and its subsidiaries, and from any committees thereof.  In order to facilitate the terms of this Section 7(g), Executive shall provide an executed form of resignation letter in the form attached hereto as Exhibit B to the Company pursuant to which he resigns his position as a director and officer of the Company and each of its subsidiaries to be held in escrow by the Company and upon a termination event under the terms of this Agreement such resignation shall be presented to the Board for consideration and acceptance if determined by the Board to be in the best interest of the Company and its shareholders.

8.             Exclusivity of Termination Provisions.  Except as and to the extent provided in the Change-in-Control Agreement and any award agreements related to the issuance of performance units or performance-based deferred stock units, the termination provisions of this Agreement regarding the parties’ respective obligations in the event that Executive’s employment is terminated are intended to be exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled at law, in equity or otherwise.

9.             Restrictive Covenants.

(a)           Non-Competition.  Executive acknowledges that he has and, while employed, will acquire unique and valuable experience with respect to the businesses, operations, plans and strategies of the Company and its subsidiaries.  Executive hereby covenants and agrees that during the term of this Agreement and any period thereafter during which he is receiving payments pursuant to Subsections  7(b)(i)-(ii) and 7(c)(i)-(iv) hereof (but, in no event longer than two (2) years following Executive’s termination of employment), he will not directly or indirectly compete with the business of the Company or its subsidiaries.  For purposes of this Agreement, the term “compete with the business of the Company and its subsidiaries” shall include Executive’s participation in any operations whose primary business competes with any business now conducted by the Company or its subsidiaries, including the sale or rental of menswear (including formalwear), men’s accessories or men’s shoes at retail, the sale or rental of occupational uniforms or other corporate wear merchandise, dry cleaning, or any material line of business proposed to be conducted by the Company or one or more of its subsidiaries known to Executive and with respect to which Executive devoted time as part of his employment hereunder on behalf of the Company or one or more of its subsidiaries, whether such participation is individually or as an officer, director, joint venturer, agent or holder of an interest (except as a holder of a less than 1% interest in a publicly traded entity or mutual fund) of any individual, corporation, association, partnership, joint venture or other business entity so engaged; provided, however, that passive interests held by Executive in private companies through hedge funds and private equity investments shall not violate this Section 9(a) so long as Executive does not have any involvement with respect to any companies which could reasonably be considered to be a competitor of the Company or any of its subsidiaries (a “Competitor”), including consultation with the private equity firm, the hedge fund or any of the principals thereof, with respect to making an investment into a Competitor.  This non-competition covenant shall be applicable with respect to the United States, Canada, the United Kingdom and any other country in which Executive would be competing with the business of the Company or its subsidiaries as set forth in this Section 9(a).  For the avoidance of doubt, Executive shall not violate this Section 9(a) by providing services to a unit, division or subsidiary of an entity where such entity or a subsidiary thereof, other than a subsidiary to which Executive is providing services, competes with a business of the Company or its subsidiaries so long as Executive does not directly or indirectly provide services to the unit, division or subsidiary of the entity which competes with any business of the Company or one or more of its subsidiaries and does not provide services to the entity or to any subsidiary thereof that does not complete with any business of the Company where such services relate to, or benefit, any unit, division or subsidiary that so competes.

(b)           Non-Solicitation.  During the Employment Period and for any period during which he is receiving payments or benefits pursuant to Subsection 7(b)(i)-(ii) and 7(c)(i)-(iv)  hereof (but, in no event longer than two (2) years following Executive’s termination of employment), Executive shall not directly or indirectly cause, solicit, induce or encourage any individual identified by the Company as an executive of the Company or its subsidiaries to terminate his/her employment with the Company or such subsidiary.

(c)           Non-Disparagement.  Executive agrees not to engage at any time in any form of conduct or make any statements, or direct any other person or entity to engage in conduct or make any statements, that disparage, criticize or otherwise impair the reputation of the Company, its affiliates, and their respective past and present officers, directors and, in their capacities as such, shareholders, partners, members and agents.  The Company agrees not to engage at any time in any form of conduct or make any statements or direct any person or entity to engage in conduct or make any statements, that disparage, criticize or otherwise impair the reputation of the Executive and following Executive’s Termination Date, the Company shall instruct its executive officers and member of the Board not to engage at any time in any form of conduct or make any statements or direct any person or entity to engage in conduct or make any statements, that disparage, criticize or otherwise impair the reputation of the Executive.  Nothing contained in this Section 9(c) shall preclude Executive or the Company from providing truthful testimony or statements pursuant to subpoena or other legal process or in response to inquiries from any government agency or entity, or as required to comply with applicable securities laws, or from taking any action that is proper and necessary in the discharge of obligations to, or of, the Company, including the discharge by Executive of his duties and responsibilities contemplated by this Agreement, or in the discharge of requirements of law.

(d)           Proprietary Information.  Executive acknowledges and agrees that he has acquired, and may in the future acquire as a result of his employment with the Company or otherwise, Proprietary Information (as defined below) of the Company, which is of a confidential or trade secret nature, and all of which has a great value to the Company and is a substantial basis and foundation upon which the Company’s business is predicated.  Accordingly, Executive agrees to regard and preserve as confidential at all times all Proprietary Information and to refrain from publishing or disclosing any part of it to any person or entity and from using, copying or duplicating it in any way by any means whatsoever, except in the course of his employment under this Agreement and in furtherance of the business of the Company, including in the discharge of obligations to, or of, the Company, including the discharge of his duties and responsibilities contemplated by this Agreement, or as required by applicable law or legal process, without the prior written consent of the Company.  “Proprietary Information” includes all information and data in whatever form, tangible or intangible, pertaining in any manner to pricing policy, marketing programs, advertising, Executive training and specific inventory purchase pricing and any written information, including customer lists, of the Company or any affiliate thereof, unless the information is or becomes publicly known through lawful means. Nothing contained in this Section 9(d) shall preclude Executive from providing truthful testimony or statements or from disclosing Proprietary Information pursuant to subpoena or other legal process or in response to inquiries from any government agency or entity; provided, however, that in the event that Executive receives notice from any person, or in good faith determines, that Executive may become legally compelled to disclose any of the Company’s Proprietary Information, Executive will, to the extent legally permitted,  as soon as reasonably practicable  supply the Company with written notice thereof and Executive to the fullest extent he is legally permitted to do so, shall not disclose any such Proprietary Information until the Company has had an opportunity to seek a protective order or other arrangement to prevent the disclosure of the Proprietary Information and Executive will reasonably cooperate with the Company in obtaining such a protective order or other arrangement at the Company’s sole expense.

(e)           Remedy.  Executive and the Company agree that a monetary remedy for a breach of this Section 9 will be inadequate and will be impracticable and extremely difficult to prove, and further agree that such a breach would cause the Company irreparable harm, and that the Company shall be entitled to specific performance and/or temporary and permanent injunctive relief without the necessity of proving actual damages.  Executive agrees that the Company shall be entitled to such specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith.  Any such requirement of bond or undertaking is hereby waived by Executive and Executive acknowledges that in the absence of such a waiver, a bond or undertaking may be required by the court.  In the event of litigation to enforce any of these covenants, the courts are hereby specifically authorized to reform such covenant as and to the extent, but only to such extent, necessary in order to give full force and effect hereto to the maximum degree permitted by law.  Executive also agrees that if Executive is in breach of this Section 9, the Company shall cease all payments and other benefits payable under this Agreement.

10.          Forfeiture for Cause.

(a)           Notwithstanding any other provision of this Agreement, if a determination is made as provided in Section 10(b) (a “Forfeiture Determination”) that (a) Executive, before or after the termination of Executive’s employment with the Company and all affiliates, (i) committed fraud, embezzlement, theft, felony or an act of dishonesty (as defined below) in the course of his employment by the Company or an affiliate, (ii) knowingly caused or assisted in causing the Company or a subsidiary of the Company to engage in criminal misconduct, (iii) knew or should have known in the reasonable exercise of his duties that the Company was publicly releasing financial statements of the Company that were materially misstated and misleading, (iv) intentionally, or as a result of his gross negligence, disclosed trade secrets of the Company or an affiliate or (v) intentionally, or as a result of his gross negligence, violated the terms of any non-competition, non-disclosure or similar agreement with respect to the Company or any affiliate to which Executive is a party; and (b) in the case of the actions described in clauses (iv) and (v) and with respect to acts of dishonesty in clause (i), such action materially and adversely affected the Company, then at or after the time such Forfeiture Determination is made the Board, in good faith, if such Forfeiture Determination is made prior to a Change in Control (as defined in the Change in Control Agreement), or, as determined by a final, non-appealable order of a court of competent jurisdiction, if such Forfeiture Determination is made after a Change in Control as a fair and equitable forfeiture to reflect the harm done to the Company and a reduction of the benefit bestowed on Executive had the facts existing at the time the benefit was bestowed that led to the Forfeiture Determination been known to the Company at the time the benefit was bestowed, may determine that some or all (x) benefits payable or to be provided, or previously paid or provided, under this Agreement to Executive, (y) cash bonuses paid on or after the effective date of this Agreement by the Company to Executive under any plan, program, policy, practice, contract or agreement of the Company or (z) equity awards granted to Executive under any plan, program, policy, practice, contract or agreement of the Company that vested on or after the effective date of this Agreement, will be forfeited to the Company on such terms as determined by the Board or the final, non-appealable order of a court of competent jurisdiction.  For purposes of this Section 10, an “act of dishonesty” shall require a material breach by Executive of his duties, obligations or undertakings owed to or on behalf of the Company, as determined by the Board.  In determining whether a matter materially and adversely affects the

Company, the Board shall be entitled to consider all relevant factors and exercise reasonable business judgment in making such determination, including but not limited  to the financial consequences, adverse reputational consequences or legal consequences to the Company and/or its subsidiaries, individually or taken as a whole, as a result of such action.

(b)           A Forfeiture Determination for purposes of Section 10 shall be made (i) before the occurrence of a Change in Control, by a majority vote of the Board and (ii) on or after the occurrence of a Change in Control, by the final, nonappealable order of a court of competent jurisdiction.  The findings and decision of the Board with respect to a Forfeiture Determination made before the occurrence of a Change in Control, including those regarding the acts of Executive and the damage done to the Company, will be final for all purposes absent a showing by clear and convincing evidence of manifest error by, or a lack of good faith on the part of, the Board; provided, that, any disagreements as to whether the Board lacked good faith or its decision resulted from manifest error shall be subject to resolution in accordance with Section 16 hereof.

11.          Notice.  All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier, by overnight delivery service with proof of delivery or by prepaid registered or certified first-class mail, return receipt requested, addressed to the respective party at the address set forth below, or if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

To the Company:	The Men’s Wearhouse, Inc.
6100 Stevenson Blvd
Fremont, CA 94538
Attention: Carole L. Souvenir
Facsimile:
Confirm:
To Executive:	Douglas E. Ewert

Facsimile:
Confirm:

or to such other address or facsimile number and to the attention of such other person as either party may designate by written notice.  All notices and other communication shall be deemed to have been duly given when delivered personally or three days after mailing or one day after depositing such notice with an overnight courier or transmission of a facsimile or other similar form of communication.

12.          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and assigns; provided, however, that neither the Company nor Executive may assign any duties under this Agreement without the prior written consent of the other party.

13.          Limitation.  The Agreement shall not confer any right or impose any obligation on the Company to continue the employment of Executive in any capacity, or limit the right of the Company or Executive to terminate Executive’s employment.

14.          Further Assurances.  Each party hereto agrees to perform such further actions, and to execute and deliver such additional documents, as may be reasonably necessary to carry out the provisions of this Agreement.

15.          Severability.  In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability or the remaining provisions, or portions thereof, shall not be affected thereby.

16.          Arbitration.

(a)           Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, including claims for tortious interference or other tortious or statutory claims arising before, during or after termination, providing only that such claim touches upon matters covered by this Agreement, shall be finally settled by arbitration administered by the American Arbitration Association (“AAA”) pursuant to the Commercial Arbitration Rules as presently in force, except as modified by the specific provisions of this Agreement.  The parties expressly agree that nothing in this Agreement shall prevent the parties from applying to a court that would otherwise have jurisdiction over the parties for provisional or interim measures, including injunctive relief.  After the arbitration panel is empaneled, it shall have sole jurisdiction to hear such applications, except that the parties agree that any measures ordered by the arbitrators may be immediately and specifically enforced by a court otherwise having jurisdiction over the parties.  The parties agree that judgment on the arbitration award may be entered by any court having jurisdiction thereof.

(b)           The parties agree that the federal and state courts located in Houston, Texas shall have exclusive jurisdiction over an action brought to enforce the rights and obligations created in or arising from this Agreement to arbitrate, and each of the parties hereto irrevocably submits to the jurisdiction of said courts.  Notwithstanding the above, application may be made by a party to any court of competent jurisdiction wherever situated for enforcement of any judgment and the entry of whatever orders are necessary for such enforcement.  Process in any action arising out of or relating to this Agreement may be served on any party to the Agreement anywhere in the world by delivery in person against receipt or by registered or certified mail, return receipt requested.

(c)           The arbitration shall be conducted before a tribunal composed of three neutral arbitrators drawn from, in the first instance, the Texas Large Complex Claims panel and then, if necessary, from the Commercial panel.  Each arbitrator shall sign an oath agreeing to be bound by the Code of Ethics for Arbitrators in Commercial Disputes promulgated by the AAA for Neutral Arbitrators.  It is the intent of the parties to avoid the appearance of impropriety due to bias or partiality on the part of any arbitrator.  Prior to his or her formal appointment, each arbitrator shall disclose to the parties and to the other members of the tribunal, any financial, fiduciary, kinship or other relationship between that arbitrator and any party or its counsel, or between that arbitrator and any individual or entity with any financial, fiduciary, kinship or other relationship with any party.  For the purposes of this Agreement, “appearance of impropriety”

shall be defined as such relationship or behavior as would cause a reasonable person to believe that bias or partiality on the part of the arbitrator may exist in favor of any party.  Any award or portion thereof, whether preliminary or final, shall be in a written opinion containing findings of fact and conclusions of law signed by each arbitrator.  The arbitrator dissenting from an award or portion thereof shall issue a dissent from the award or portion thereof in writing, stating the reasons for his or her dissent.  The arbitrators shall hear and determine any preliminary issue of law asserted by a party to be dispositive of any claim, in whole or part, in the manner of a court hearing a motion to dismiss for failure to state a claim or for summary judgment, pursuant to such terms and procedures as the arbitrators deem appropriate.

(d)           It is the intent of the parties that, barring extraordinary circumstances, any arbitration hearing shall be concluded within two months of the date the statement of claim is received by the AAA.  Unless the parties otherwise agree, once commenced, hearings shall be held 5 days a week, with each hearing day to begin at 9:00 A.M. and to conclude at 5:00 P.M.  The parties may upon agreement extend these time limits, or the chairman of the panel may extend them if he or she determines that the interests of justice otherwise require.  The arbitrators shall use their best efforts to issue the final award or awards within a period of 30 days after closure of the proceedings.  Failure to do so shall not be a basis for challenging the award.  The parties and arbitrators shall treat all aspects of the arbitration proceedings, including without limitation, discovery, testimony and other evidence, briefs and the award, as strictly confidential.  The place of arbitration shall be Houston, Texas, U.S.A. unless otherwise agreed by the parties.

(e)           The parties agree that discovery shall be limited and shall be handled expeditiously.  Discovery procedures available in litigation before the courts shall not apply in an arbitration conducted pursuant to this Agreement.  However, each party shall produce relevant and non-privileged documents or copies thereof requested by the other parties within the time limits set and to the extent required by order of the arbitrators.  All disputes regarding discovery shall be promptly resolved by the arbitrators.  No witness or party may be required to waive any privilege recognized at law.  The parties hereby waive any claim to any damages in the nature of punitive, exemplary or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages, and the arbitration tribunal is specially divested of any power to award any damages in the nature of punitive, exemplary or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages.  If Executive prevails on substantially all of his material claims, he shall be entitled to recover his costs, including attorneys’ fees, for the arbitration proceedings, as well as for any ancillary proceeding, including a proceeding to compel arbitration, to request interim measures or to confirm or set aside an award; provided, however, that in the event that Executive does not so prevail, the parties shall bear their own costs.

17.          Governing Law.  This Agreement shall be governed and construed under and interpreted in accordance with the laws of the State of Texas without giving effect to the doctrine of conflict of laws.

18.          Entire Agreement; Waiver; Interpretation. This Agreement constitutes the entire agreement of the parties, and supersede all prior agreements, oral or written, with respect to the subject matter of this Agreement; provided, that the Change in Control Agreement and any award agreement shall not be superseded hereby.  No change, modification or waiver of any provisions of this Agreement shall be enforceable unless contained in a writing signed by the party against whom enforcement is sought.  The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.  No presumption shall be construed against the party drafting this Agreement.

19.          Executive’s Representation.  Executive represents and warrants that (i) he is free to enter into this Agreement and to perform each of the terms and covenants of it, (ii) he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, (iii) his execution and performance of this Agreement is not a violation or breach of any other agreement between Executive and any other person or entity and (iv) he has been advised by legal counsel as to the terms and provisions hereof and the effort thereof and fully understands the consequences thereof.

20.          Company’s Representation.  The Company represents and warrants that (i) it is free to enter into this Agreement and to perform each of the terms and covenants of it, (ii) it is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, (iii) its execution and performance of this Agreement is not a violation or breach of any other agreement between Executive and any other person or entity and (iv) this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

21.          Return of Company Property.  Executive acknowledges that all Proprietary Information and other property and equipment of the Company or any affiliate that Executive accumulates during his employment are the property of the Company and shall be returned to the Company immediately upon the termination of his employment; provided, however, that Executive may retain a copy of any Company property that relates solely to his personal information, including Executive’s compensation, taxes and his personal contact list, calendar and diaries.

22.          Miscellaneous.  All references to sections of any statute shall be deemed also to refer to any successor provisions to such sections.  The compensation and benefits payable to Executive or his beneficiary under Section 7 of this Agreement shall be in lieu of any other severance benefits to which Executive may otherwise be entitled upon the termination of his employment under any severance plan, program, policy or arrangement of the Company other than the Change in Control Agreement, and Executive shall not be entitled to receive any additional payments or benefits under Section 7 hereof if he has become eligible to receive substantially identical payments or benefits under the Change in Control Agreement.  Executive shall not be permitted to specify the taxable year in which a payment provided for under this Agreement shall be made to him.

23.          Compliance With Section 409A.  The Company and Executive intend that any amounts or benefits payable or provided under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (“Section 409A”) so as not to subject Executive to the payment of the tax, interest and any tax penalty which may be imposed under Section 409A.  The provisions of this Agreement shall be interpreted and administered in a manner that complies with Section 409A. The Company will not take any action or omit to take any action that would expose any payment or benefit to Executive to additional tax under Section 409A.  In furtherance thereof, to the extent that any provision hereof would otherwise result in Executive being subject to payment of tax, interest and tax penalty under Section 409A, the Company and

Executive agree to negotiate reasonably and in good faith to amend this Agreement in a manner that brings this Agreement into compliance with Section 409A and preserves to the maximum extent possible economic value to the relevant payment or benefit under this Agreement to Executive. Each payment in a series of payments or installments hereunder shall be treated as a separate payment for purposes of Section 409A. To the extent that a reimbursement amount is subject to Section 409A, the Company will pay Executive the reimbursement amount due, if any, in any event before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  Executive’s rights to any reimbursements are not subject to liquidation or exchange for another benefit.  The amount of expense reimbursements for which Executive is eligible during any taxable year will not affect the amount of any expense reimbursements for which Executive is eligible in any other taxable year.  Notwithstanding anything contained herein to the contrary, (i) in no event shall the Termination Date occur until Executive experiences a “separation from service” within the meaning of Section 409A and the date upon which separation from service takes place shall be the “Termination Date” and (ii) in the event Executive is a “specified employee” (within the meaning of Section 409A) as of the date of his separation from service, amounts and benefits that are properly treatable as deferred compensation (within the meaning of Section 409A, and after taking into account all exclusions applicable to such payment under Section 409A) that would otherwise be payable or provided  hereunder shall not be made prior to the first business day after the earlier of (x) the expiration of six months from the date of Executive’s separation from service for any reason other than death or (ii) the date of Executive’s death (such first business day, the “Delayed Payment Date”).  On the Delayed Payment Date, the Company shall pay to Executive or, if has died, to his estate, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

[Remainder of Page Intentionally Left Blank; Signatures on Following Page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date first written above.

THE MEN’S WEARHOUSE, INC.

By:	/s/ JON W. KIMMINS
Name:	Jon W. Kimmins
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Principal Financial Officer

Date:	4-22-2015

/s/ DOUGLAS S. EWERT
DOUGLAS S. EWERT

Date:	4-22-2015

Exhibit A

Form of Release

[see attached]

RELEASE

Pursuant to the terms of that certain Amended and Restated Employment Agreement dated                     , 20      , by and between The Men’s Wearhouse, Inc., a Texas corporation (“TMW”), and Douglas S. Ewert (as the same may be amended through the date hereof, the “Employment Agreement”), I, Douglas S. Ewert, hereby acknowledge that my employment with TMW has been terminated effective                         , 20    .  Defined terms used herein, but not otherwise defined, shall have the meanings attributed to such terms in the Employment Agreement.

I further acknowledge, understand and agree that:

1.             Release of all Claims.  In return for the amounts and benefits to be paid to me pursuant to the terms of the Employment Agreement, I hereby release TMW, its parent companies, subsidiaries, and affiliates and, in their capacities as such, all of their respective officers, directors, employees, insurers and agents from any and all claims, arising on or before the date of execution of this agreement, whether known or unknown, foreseen or unforeseen, asserted or unasserted, including but not limited to those claims asserted or that could have been asserted arising from or in any way related to my employment with and/or separation from TMW, and my release includes any claims I might have for re-employment or for additional compensation or benefits (except for unemployment compensation benefits), and applies to claims I might have under federal law, state law, contract or tort, including but not limited to applicable state civil rights laws, the California Fair Employment & Housing Act, Cal. Govt. Code § 12940 et. seq (“FEHA”), the California Family Rights Act, Title VII of the Civil Rights Act of 1964, as amended, the Post-Civil War Civil Rights Acts (42 U.S.C. Sections 1981-88), the Americans With Disabilities Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act of 2002, Pub. L. No. 107-204, 116 Stat. 745, Family and Medical Leave Act, the Age Discrimination in Employment Act (29 U.S.C. Section 621 et seq. (“ADEA”), the Older Workers Benefit Protection Act, and any regulations under such laws.  I acknowledge that I am receiving consideration for my release of any claim under the ADEA in addition to anything of value to which I was already entitled.

2.             Exceptions.  Nothing in this Agreement is intended to waive rights and claims (i) under the Employment Agreement and/or the Change in Control Agreement, if applicable, or  pursuant to the terms of any TMW executive benefit plan, equity grant or other similar plans or agreements, (ii) for unemployment or workers’ compensation benefits, (iii) for vested rights under ERISA-covered employee benefit plans as applicable on the date I sign this Agreement, (iv) that may arise after I sign this Agreement, (v) related to coverage under indemnification agreements or policies or under directors and officers insurance policies for acts or omissions while providing services to TMW or any of its affiliates or subsidiaries,  or (vi) which cannot be released by private agreement.  In addition, nothing in this Agreement or the Employment Agreement including but not limited to the release of claims, proprietary information, confidentiality of agreement, no conflicts of interest, no solicitation of employees, non-disclosure & confidential information, and non-disparagement provisions, prevent me from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this release I am waiving rights to individual relief based on claims asserted in such a charge or complaint, except where such a waiver of individual relief is prohibited.

3.             No Conflicts of Interest. I acknowledge and agree that I have continuing obligations beyond my separation from employment as expressed in this Agreement and the Employment Agreement.

4.             Return of Company Property.  Subject to the terms of Section 21 of the Employment Agreement, I understand and agree that I must immediately (but no later than my last day of employment) (a) return any Company property (including but not limited to computer equipment, iPhone, and/or cellular telephone and accessories, keys, American Express card, etc.); and (b) submit any outstanding expense reports and supporting receipts to the attention of                     .

5.             No Right to Reemployment.  I understand and agree that I have no right to be rehired in the event another position becomes available in the future.

6.             Acknowledgements.  I acknowledge, agree and attest that I (a) have not been denied any leave or benefit requested; (b) have received the appropriate pay for all hours worked for TMW; (c) have no workplace injuries or occupational diseases; and (d) as of the date of this Agreement, I have been paid or received all leave (paid and unpaid), compensation, bonuses and or commission to which I claim to have been entitled to receive as of the date hereof, except as otherwise set forth in the Employment Agreement.

7.             Complete Agreement. I acknowledge that this agreement, together with the Employment Agreement and the Change in Control Agreement, if applicable, contain the entire agreement between me and TMW regarding my employment and separation from employment.

8.             Representation by Counsel.  By signing below, I acknowledge having had an opportunity to have an attorney of choice review this Agreement and its release of claims. I also acknowledge that I have read all of this Agreement, been given at least 21 days to consider it and discuss it with financial and legal counsel of choice, and that I voluntarily sign it and agree to be bound by its terms.  I also understand and agree that this Agreement must be signed no later than                     , 20      , [to be on or before 30 days after the date of Executive’s Separation from Service] in order for me to be entitled to the benefits given under it.  I understand that I may revoke the Agreement within 7 days after signing it, and unless I so revoke it, the Agreement will be fully effective upon expiration of the revocation period.  I understand and agree that to revoke this Agreement, written notice of the revocation must be received by the following person no later than seven (7) days from the date this Agreement is signed:

Julie M. Lacy

Senior Vice President, Employee Relations and Employment Counsel

The Men’s Wearhouse, Inc.

6100 Stevenson Boulevard

Fremont, CA 94538

Phone: 510.723.8541

Facsimile: 713.578.9951

9.             No Admissions.  TMW specifically denies any liability or wrongdoing whatsoever.  Neither this Separation Agreement nor any of its provisions, terms, or conditions shall be construed to be an admission of liability or wrongdoing.  Neither the Separation Agreement nor any of its provisions, terms, or conditions may be offered or received in evidence in any action or proceeding as evidence of an admission of liability or wrongdoing.

10.          Additional Acknowledgments.

a.              I understand and agree that this Agreement constitutes a waiver and release of any and all claims which would otherwise be preserved by operation of Section 1542 of the Civil Code of the State of California, and under any and all similar laws of any governmental entity.  Section 1542 of the Civil Code provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her  favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

b.              In light of the payment by TMW of all amounts due to me, I acknowledge and agreed that California Labor Code section 206.5 is not applicable.  That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

11.          Scope.  This Release does not extend to those rights which as a matter of law cannot be waived.

12.          Applicable Law.  This Agreement shall be governed by California law.

13.          Reimbursement of Reasonable Business Expenses.  I understand that by executing this Agreement, I am not releasing any claims for reimbursement of business-related expenses under Labor Code section 2802.  I also acknowledge that I am hereby advised of my right to consult with an attorney of my choosing about this business-related expenditures acknowledgement.  I hereby affirm that I have received full and adequate reimbursement for any necessary business-related expenditures or losses incurred by me in the course of my employment with TMW.

I have read the foregoing Separation Agreement and accept and agree to the provisions contained therein.  I hereby execute it voluntarily, after having had the opportunity to consult with an attorney, and with full understanding of its consequences.

THE MEN’S WEARHOUSE, INC.		DOUGLAS S. EWERT

By:
Julie M. Lacy
Senior Vice President, Employee Relations
and Employment Counsel
	Dated: , 20	Dated: , 20

Exhibit B

Form of Resignation

[see attached]

Letter of Resignation

                    , 2015

The Men’s Wearhouse, Inc.

6380 Rogerdale Road

Houston, Texas 77072

Attention:  Chairman of the Board of Directors

Dear Mr. Chairman:

In accordance with Section 7(g) of the Amended and Restated Employment Agreement dated as of the date hereof (the “Employment Agreement”) between me and The Men’s Wearhouse, Inc., a Texas corporation (the “Company”), I hereby tender my resignation as a director and/or manager and officer of the Company and each of its subsidiaries, provided that such resignation shall be effective only in the event that (i) my employment with the Company has been terminated pursuant to any of the subsections of Section 6 of the Employment Agreement and (ii) the Board of Directors of the Company determines, upon such termination, by a resolution duly adopted by the Board of Directors, to accept my resignation.

This resignation is irrevocable and may not be withdrawn by me at any time.

Sincerely,

Douglas S. Ewert